                             STOCKHOLDER AGREEMENT


         THIS STOCKHOLDER AGREEMENT ("Agreement) made and entered into as of March 17, 1998 by and among General Atlantic Corporation, a Delaware corporation, Charles M. Siegel, Ross E. Bacon, Terry Lalosh and Mark J. Blankenship (together, the "Principal Stockholders"), each a principal stockholder of Solo Serve Corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, each of the Principal Stockholders owns and holds shares of the common stock, par value $.01 per share (the "Common Stock") or the preferred stock, par value $.01 per share (the "Preferred Stock"), of the Company;

         WHEREAS, the Principal Stockholders desire to limit their ability to transfer shares of Common Stock and Preferred Stock of the Company as set forth herein;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

         1. A copy of this Agreement and of every amendment or supplement hereto shall be filed in the principal office of the Company in San Antonio, Texas, and shall be open to inspection by any holder of capital stock of the Company (as hereinafter defined), in person or by agent or attorney, daily during business hours, to the same extent as such holder would be entitled to examine the books and records of the Company, under the provisions of the Delaware General Corporation Law or other applicable law.

         2. For the purposes of this Agreement, the term "capital stock" shall mean the Company's common stock and the preferred stock, if any, of the Company of every class and series. The term "Shares" shall mean all shares of capital stock of the Company owned and/or held by the Principal Stockholders, including those issued in connection with any stock split, stock dividend or other recapitalization of the Company or in connection with the exercise of stock options, as well as any additional shares of the capital stock of the Company hereafter acquired by the Principal Stockholders.

         3. During the term of this Agreement, (i) no Principal Stockholder shall sell, exchange, transfer or otherwise dispose of shares of Common Stock or Preferred Stock owned by any such shareholder, whether for cash or other consideration or by gift, without the prior written consent of all other Principal Stockholders; and (ii) no Principal Stockholder who has or hereafter is granted incentive stock options or other rights to acquire capital stock of the Company shall exercise any such options or otherwise acquire any shares of capital stock without the prior written consent of all other Principal Stockholders.

         4. Pursuant to Section 202 of the Delaware General Corporation Law, the restrictions on transfer set forth herein shall be noted conspicuously on the certificates representing shares of capital stock owned by the Principal Stockholders, with each of such certificates to bear the following restrictive legend:

         The shares represented by this certificate may not be sold, exchanged, transferred or disposed of, whether for cash or other consideration or by gift, without the prior written consent of all other Principal Stockholders, as defined in that certain Stockholder Agreement dated March __, 1998, between and among General Atlantic Corporation, a Delaware corporation, Charles M. Siegel, Ross E. Bacon, Terry Lalosh and Mark J. Blankenship. A copy of the referenced Stockholder Agreement is on file at the principal office of Solo Serve Corporation (the "Company") in San Antonio, Texas and is available for inspection by any holder of capital stock of the Company to the same extent as any such holder would be entitled to examine the books and records of the Company under the provisions of the Delaware General Corporation Law.

         If and to the extent additional shares of capital stock are issued to any of the Principal Stockholders during the term of this Agreement, the certificates evidencing such shares shall be legended as set forth above.

         5. The term of this Agreement shall commence as of the date hereof and shall terminate on March 15, 2001, unless terminated earlier or extended by agreement of all parties. Upon termination of this Agreement, the restrictions set forth in paragraph 3 hereof shall lapse and be of no further force and effect, and the restrictive legend set forth in paragraph 4 hereof may be removed from certificates representing capital stock owned by the Principal Stockholders.

         6. In the event that a notice or other document is required to be sent hereunder, such notice or other document shall be sent by registered or certified mail, return receipt requested, to the party entitled to receive such notice or other document at the address reflected below or at such other address as such party shall request in a written notice sent to the other party:

         If to the Company:           Chief Executive Officer
                                      Solo Serve Corporation
                                      1610 Cornerway Blvd.
                                      San Antonio, TX   78219

         With a copy to:              Cox & Smith Incorporated
                                      112 E. Pecan, Suite 1800
                                      San Antonio, TX   78205
                                      Attention:  James B. Smith, Jr.

                                      Charles M. Siegel
                                      1403 Fortune Hill
                                      San Antonio, Texas  78258

         If to a Principal            Ross E. Bacon
         Stockholder:                 2279 Encino Loop
                                      San Antonio, Texas  78259

                                      Terry Lalosh
                                      105 Ponca Bend
                                      San Antonio, Texas  78231

                                      Mark J. Blankenship
                                      733 Patterson Ave.
                                      San Antonio, Texas  78209

         with a copy to:              Oppenheimer, Blend, Harrison & Tate, Inc.
                                      711 Navarro, Suite 600
                                      San Antonio, Texas  78205
                                      Attn:  J. David Oppenheimer

                                      General Atlantic Corporation
                                      950 Third Avenue, 26th Floor
                                      New York, New York  10022
                                      Attention: Julie S. Lefkowitz

         Any party may change the address as to which a notice or other document is sent to such party by giving all other parties hereto notice thereof in accordance with this Section 5.

         7. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors, assigns and affiliates of each of the parties hereto. This Agreement and the rights and obligations evidenced hereby may not be transferred, assigned, pledged or hypothecated by any party hereto.

         8. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas. The parties hereto acknowledge that any breach or threatened breach of any provision of this Agreement will cause irreparable injury for which there is no adequate remedy at law, and each party agrees that each of the other parties hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

         9. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         10. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and except as expressly set forth herein, the rights of the Principal Stockholders incident to ownership of capital stock of the Company shall not be restricted hereby. This Agreement may be altered, modified or amended, in whole or in part, at any time only by an instrument in writing signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and duly delivered the same or caused the same to be duly delivered on their behalf as of the date first above written.



                                     ----------------------------------------
                                     Charles M. Siegel



                                     ----------------------------------------
                                     Ross E. Bacon



                                     ----------------------------------------
                                     Terry Lalosh



                                     ----------------------------------------
                                     Mark J. Blankenship

                                     GENERAL ATLANTIC CORPORATION


                                     By:
                                        -------------------------------------
                                        Julie S. Lefkowitz